EXHIBIT 99.1

KODIAK OIL & GAS CORP. COMMENCES REGISTERED EXCHANGE OFFERS FOR 5.50% Senior Notes due 2021 AND FOR 5.50% Senior Notes due 2022

DENVER, October 30, 2013 - /PRNewswire/ - Kodiak Oil & Gas Corp.(NYSE: KOG), announced today offers to exchange any and all of their $350,000,000 outstanding principal amount of 5.50% Senior Notes due 2021 (the “2021 Notes”) for an equal amount of registered 5.50% Senior Notes due 2021 (the “2021 Exchange Notes”) and to exchange any and all of their $400,000,000 outstanding principal amount of 5.50% Senior Notes due 2022 (the “2022 Notes” and, together with the 2021 Notes, the “Outstanding Notes”) for an equal amount of registered 5.50% Senior Notes due 2022 (the “2022 Exchange Notes” and, together with the 2021 Exchange Notes, the “Exchange Notes”). The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes. Outstanding Notes that are not exchanged will continue to be subject to the existing restrictions on transfer.

Each exchange offer will expire at 5:00 p.m., New York City time, on December 2, 2013, unless extended. Tenders of the Outstanding Notes must be made before the respective exchange offer expires and may be withdrawn at any time before the respective exchange offer expires. The terms of the exchange offers are set forth in a prospectus dated October 30, 2013. Documents related to the offers, including the prospectus and the associated letter of transmittal, have been filed with the Securities Exchange Commission, and may be obtained from the exchange agent, U.S. Bank National Association, at the following address:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Telephone: (800) 934-6802

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the Outstanding Notes. The exchange offers are being made only by the prospectus dated October 30, 2013, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Kodiak Oil & Gas Corp.
Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”